EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-30320, 333-24749, 333-128594, and 333-155405) and Form S-3 (File No. 333-148227) of Pressure BioSciences, Inc. (formerly Boston Biomedica, Inc.) of our report dated March 31, 2010,  relating to the consolidated financial statements which appears in the Annual Report to Shareholders, which is included in this Annual Report on Form 10-K of Pressure BioSciences, Inc., for the year ended December 31, 2009.

/s/ UHY LLP

Boston, Massachusetts
March 31, 2010